EXHIBIT 2.6

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

EXECUTION VERSION

FIRST AMENDMENT TO THE

AMENDED AND RESTATED Termination and Transition Agreement

This First Amendment to the AMENDED AND RESTATED TERMINATION AND TRANSITION AGREEMENT (“First Amendment”) is made on December 12, 2016 (“First Amendment Effective Date”) by and between:

Ares Trading S.A., a corporation organized under the laws of Switzerland, hereinafter “Merck Serono” on the one hand,

AND

BIOMARIN PHARMACEUTICAL INC a Delaware corporation, hereinafter “BioMarin” on the other hand,

(Merck Serono and BioMarin are individually referred to herein as “Party” and collectively as “Parties”)

Recitals

WHEREAS, the Parties have signed the Amended and Restated Termination and Transition Agreement, dated as of December 23, 2015, and effective as of October 1, 2015, (hereinafter refer as to the “Kuvan Agreement”) pursuant to which BioMarin would acquire certain Transferred Assets from Merck Serono;

WHEREAS, the Parties have signed the Transition Plan, dated and effective as of December 23, 2015, to facilitate the transfer of the Transferred Assets, Merck Serono has agreed to perform the Transition Services during the Transition Service Period;

WHEREAS, for reasons out of the control of both Parties, it has not been possible to transfer the MA of Kuvan from Merck Serono to BioMarin in several countries;

WHEREAS, the Parties have agreed that it is in the interest of the patients, as well in their mutual best interest, to enter into this First Amendment and the 2017 Transition Plan (as defined below); which will be executed on this same date between the Parties;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

WHEREAS, in order to properly make the changes effective, the Parties agree to amend the Kuvan Agreement, as set forth in this First Amendment; and

NOW, THEREFORE, the Parties agree as follows to amend, pursuant with its Section 11.11, the Kuvan Agreement, in the following terms:

1.	The Parties agree to amend Section 2.01 of the Kuvan Agreement as follows:

“Section 2.01Termination of License Agreement. Except as otherwise provided in this section, the Parties hereby agree to terminate the License Agreement, which termination will be effective on a country per country basis as follows: (1) for all countries in the Territory other than those included in (2) (3) (4) and (5) below, on the earlier of (a), the date of receipt of the Governmental Body approval for the transfer of the MA of Kuvan from Merck Serono to BioMarin for such country, (in each case, the “Transfer Approval Date”), (b) on the date agreed to in writing by the Parties, and (c) December 31, 2016; [***] (the “License Termination Date”).  The Parties further agree that, on and following the License Termination Date for a country, the License Agreement will have no further force or effect with respect to such country and all rights and obligations, including all rights and obligations identified in the License Agreement as surviving the termination of the License Agreement, of BioMarin and Merck Serono with respect to such country under the License Agreement shall cease and terminate on the License Termination Date; provided, however, that nothing in this Section 2.01 shall (i) prejudice any rights, claims, or causes of action that may have accrued to a party under the License Agreement with respect to a country prior to the applicable License Termination Date, or (ii) relieve any party to the License Agreement from liability for any breach of any of its representations, warranties, covenants or agreements set forth in the License Agreement with respect to a country prior to the applicable License Termination Date, including any obligation of any party relating to payments, fees or costs under the License Agreement.  On the License Termination Date, Merck Serono shall cease all Exploitation of the Products and shall have no further rights thereafter to Exploit the Products in the applicable country, except to the extent necessary to provide the Transition Services hereunder.”

2.Notwithstanding Section 5.01 of the Kuvan Agreement, the Parties agree to comply with the terms and conditions of the 2017 Transition Plan attached to the First Amendment as Exhibit A.

3.The Parties agree that Schedule 1.37 “Inventory Pricing Terms – BioMarin Merck Serono Termination Agreement (Kuvan)” of the Kuvan Agreement shall not be applicable to the inventory in [***].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

4.Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Kuvan Agreement.

5.Article XI of the Kuvan Agreement is hereby incorporated by reference into this Plan, mutatis mutandis.

6.All the remaining provisions of the Kuvan Agreement not expressly modified by this First Amendment shall remain in full force and effect and shall be fully applicable to and interpreted in accordance with this First Amendment.

[Signature Page Follows]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed as of the 12th day of December 2016 by their respective authorized representatives thereunto duly authorized.

“Merck Serono”

ARES TRADING S.A.

By: /s/ Cedric Hyde

Name: Cedric Hyde

Title: Authorized Representative

By: /s/ Luigia Bocola

Name: Luigi Bocola

Title: Authorized Representative

“BioMarin”

BIOMARIN PHARMACEUTICAL INC.

By: /s/ G. Eric Davis

Name: G. Eric Davis

Title: Executive Vice President, General Counsel

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

List of Schedules:

Exhibit A 2017 Transition Plan*

* The schedules to the First Amendment have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of the omitted schedules will be furnished supplementally to the Securities and Exchange Commission upon request.